EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2010 First Quarter Results

ALPHARETTA, GEORGIA — May 10, 2010 — Neenah Paper, Inc. (NYSE:NP) today reported income from continuing operations of $0.48 per diluted common share in the first quarter of 2010, compared to a loss of $0.05 per share in the first quarter of 2009. Net sales of $167 million in the first quarter of 2010 increased 25 percent from a year ago, while operating income of $16 million in the current quarter was more than three times the $5 million of operating income reported in the first quarter of 2009.

The Company also reported net income from discontinued operations of $135 million, or $8.81 per diluted common share, in the first quarter of 2010 compared to income of $0.1 million in the first quarter of 2009.  Income in 2010 primarily resulted from gains related to the sale of the Company’s timberlands on March 12, 2010 for C$82.5 million.

“We are very pleased with the top and bottom line results achieved in both of our businesses during the quarter. Customer demand for our products continued to grow, and we were able to expand our margins by leveraging a leaner cost structure across this growing sales base,” said Sean Erwin, Chairman and Chief Executive Officer. “The sale of our timberlands in March also significantly improved our capital structure and, coupled with ongoing cash-generating ability from our businesses, makes us well-positioned to support future growth.”

Quarterly Segment and Other Financial Results

Technical Products net sales were $97.7 million in the first quarter of 2010, up 41 percent from $69.3 million in the first quarter of 2009. Increased sales in 2010 primarily resulted from 38 percent higher volumes. Volume growth was widespread across most product lines as a result of strong market positions with customers and better overall economic and market conditions, with the biggest growth occurring in filtration, tape and abrasives. A stronger Euro in the first quarter of 2010 also contributed approximately six percent to the higher sales in 2010. Partly offsetting the impacts of increased volumes and currency was a modest decrease in average selling price, mostly as a result of product mix.

Operating income for Technical Products of $9.3 million in the first quarter of 2010 compared to a loss of $0.6 million in the first quarter of 2009. Operating income and margins increased from prior year levels as a result of the strong growth in sales, commensurate improvements in operating schedules and efficiencies, and cost reductions implemented in 2009. Combined, these items more than offset impacts from a lower-priced mix and rising manufacturing input costs.

Fine Paper net sales of $69.6 million in the first quarter of 2010 increased seven percent compared with $64.8 million in the first quarter of 2009. Higher sales versus the prior year were a result of a 13 percent increase in volumes, which reflected share and sales gains, as well as improved market conditions. Selling prices increased modestly for the quarter for most products, although the average price was lower as a result of a less favorable mix due to higher growth in non-branded products.

Operating income for Fine Paper of $9.5 million in the first quarter of 2010 increased compared to $8.6 million in the first quarter of 2009. The higher income in 2010 was a result of the increased volumes and a more efficient cost structure that resulted from ongoing savings initiatives. Benefits from increased volumes, lower operating and administrative costs and higher selling prices were able to offset the less favorable mix and a rise in input costs, principally for pulp, which increased $2.6 million compared with the prior year.

Consolidated selling, general and administrative (SG&A) expense of $16.3 million in the first quarter 2010 was flat compared with the prior year. Unallocated corporate expense of $2.4 million in the first quarter of 2010 compared to $3.1 million in the prior year. The first quarter of 2010 included approximately $0.6 million for credits related to litigation and other items.

Net interest expense was $5.7 million in the first quarter of 2010 and included $0.3 million to write-off deferred financing costs associated with a Term Loan which was repaid in conjunction with the sale of the timberlands. Excluding this write-off, interest expense of $5.4 million decreased from $5.7 million in the prior year as a result of both reduced debt levels and lower interest rates. Interest expense in future quarters will more fully reflect the benefit from additional debt reductions that occurred following the timberlands sale.

The effective income tax rate for the first quarter of 2010 was 32 percent and included approximately $0.5 million for additional tax expense related to the vesting of stock-based compensation awards where the actual award value and corresponding tax deduction was less than previously recognized. Excluding this, the adjusted tax rate in the first quarter of 2010 was 27 percent and compared with a rate of 13 percent for the first quarter of 2009. The effective tax rate can vary significantly depending on the mix and amounts of income in different tax jurisdictions.

Cash flow provided from operations in the first quarter of 2010 was $14.3 million and compared to $29.4 million in the first quarter of 2009. Cash flow in 2009 benefited from a $21 million decrease in working capital, which included an $11 million refund for U.S. income taxes received in 2009.  In 2010, working capital increased $2 million as a result of sales growth. Excluding changes in working capital, operating cash flow increased $8 million in 2010, mostly as a result of higher earnings.

Capital spending of $2.3 million in the first quarter of 2010 declined slightly compared to the $2.8 million spent in the first quarter of 2009. Capital expenditures in 2010 are expected to be approximately $15 to $20 million.  Available free cash flow, including net proceeds of $78.0 million from the sale of the timberlands, continues to be used to reduce net debt.

Debt at March 31, 2010 of $247 million was down $72 million from debt of $319 million at December 31, 2009. Cash and cash equivalents, including restricted cash, were $23.9 million at March 31, 2010 and increased $18 million from $5.6 million as of December 31, 2009. As of March 31, 2010 there was no amount borrowed against the Company’s North American revolving credit facility. Available borrowing capacity against this facility was approximately $100 million.

Discontinued Operations

Discontinued operations include results from the Company’s remaining timberlands operation. Net income of $135 million in the first quarter of 2010 compared to $0.1 million in the first quarter of 2009.  Income in 2010 included $74.1 million for the gain on the sale of the timberlands and the reclassification of $87.9 million from accumulated other comprehensive income into earnings from foreign currency translation gains which were recognized as a result of the Company’s substantially complete liquidation of its Canadian investments.

Conference Call

Neenah Paper will hold a webcast to discuss First Quarter earnings and other matters of interest at 11 a.m. Eastern time on Tuesday, May 11, 2010. Stockholders and other interested parties are invited to either listen live to the webcast or participate directly in the call by following the instructions noted in the company’s web site (www.neenah.com). A taped audio replay of the call will be available on the site beginning approximately two hours after the call and lasting through May 31, 2010.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for various specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC(R), ENVIRONMENT(R), CRANE(R), KIMDURA(R), Gessner(R), JET-PRO(R) SofStretch(TM) and varitess(R). Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) changes in prices for pulp, energy, latex and other raw materials, (ii) worldwide economic conditions, (iii) U.S. dollar/Euro and other exchange rates, (iv) significant capital and credit market volatility, (v) the availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net Sales	$167.3	$134.1
Cost of products sold	135.0	113.6
Gross Profit	32.3	20.5
Selling, general and administrative expenses	16.3	16.3
Other income - net	(0.4)	(0.7)
Operating Income	16.4	4.9
Interest expense-net	5.7	5.7
Income (loss) From Continuing Operations Before Income Taxes	10.7	(0.8)
Provision (benefit) for income taxes	3.4	(0.1)
Income (loss) From Continuing Operations	7.3	(0.7)
Income From Discontinued Operations, net of income taxes	134.6	0.1
Net Income (Loss)	$141.9	$(0.6)

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.50	$(0.05)
Discontinued Operations	9.12	0.01
	$9.62	$(0.04)
Diluted
Continuing Operations	$0.48	$(0.05)
Discontinued Operations	8.81	0.01
	$9.29	$(0.04)

Weighted Average Common Shares Outstanding (000s)
Basic	14,692	14,672

Diluted	15,204	14,672

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net Sales:
Fine Paper	$69.6	$64.8
Technical Products	97.7	69.3
Consolidated	$167.3	$134.1

Operating Income (Loss):
Fine Paper	$9.5	$8.6
Technical Products	9.3	(0.6)
Corporate and other	(2.4)	(3.1)
Consolidated	$16.4	$4.9

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$14.4	$5.6
Restricted cash	9.5	—
Accounts receivable - net	77.2	67.7
Inventories	69.0	70.7
Deferred income taxes	12.7	61.7
Prepaid and other current assets	18.6	24.5
Total current assets	201.4	230.2
Property, plant and equipment - net	268.2	284.4
Deferred income taxes	54.9	37.4
Goodwill and other intangibles - net	67.7	72.4
Other non-current assets	11.3	13.1
Total assets	$603.5	$637.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$11.6	$55.6
Accounts payable	33.2	30.0
Accrued expenses	50.1	48.6
Total current liabilities	94.9	134.2
Long-term debt	235.1	263.6
Deferred income taxes	21.9	23.7
Non-current employee benefits	99.6	105.0
Other noncurrent obligations	3.0	3.3
Total liabilities	454.5	529.8
Stockholders’ equity	149.0	107.7
Total liabilities and stockholders’ equity	$603.5	$637.5

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Operating Activities
Net income (loss)	$141.9	$(0.6)
Depreciation and amortization	8.0	8.4
Stock-based compensation	1.2	1.0
Deferred income tax provision (benefit)	30.8	(0.4)
Pre-tax (gains) losses on disposal of assets	(162.0)	0.3
Decrease (increase) in working capital	(2.3)	21.3
Pension and other postretirement benefits	(3.2)	(0.3)
Other	(0.1)	(0.3)
Cash provided by operating activities	14.3	29.4
Investing Activities
Capital expenditures	(2.3)	(2.8)
Net proceeds from sale of the Woodlands	78.0	—
Increase in restricted cash	(9.5)	—
Other	1.0	(0.2)
Cash provided by (used in) investing activities	67.2	(3.0)
Financing Activities
Short and long-term borrowings	1.1	0.6
Repayment of debt	(72.2)	(22.7)
Cash dividends paid	(1.4)	(1.5)
Other	(0.2)	—
Cash used in financing activities	(72.7)	(23.6)
Increase in cash and cash equivalents	$8.8	$2.8